EXHIBIT 10.1

AGREEMENT OF SALE

between

BIOJECT MEDICAL TECHNOLOGIES, INC.,

An Oregon Corporation

Seller,

and

STICKEL INVESTMENTS, LLC

A New Jersey Limited Liability Company,

Purchaser.

Dated: January      , 2006

for

Premises:  Block 33, Lot 12.02

211 Somerville Road (Route 202 North)

Township of Bedminster, Somerset County

State of New Jersey

Prepared by:                                                                             John P. Belardo, Esq.

Attorney for Purchaser

TABLE OF CONTENTS

Page
ARTICLE 1		SALE OF PROPERTY; PURCHASE PRICE;PAYMENT TERMS; ESCROW

	1.1	Sale of Property
	1.2	Price
	1.3	Payment Terms
	1.4	Escrow
	1.5	Federal Tax Identification Number
	1.6	Continued Representation of Seller

ARTICLE 2		TITLE TO PROPERTY; DEFECTS

	2.1	Title to Land and Improvements
	2.2	Right to Pay Off Monetary Encumbrances
	2.3	Title Defects

ARTICLE 3		TERMINATION; RIGHT OF ENTRY, ETC.

	3.1	Due Diligence
	3.2	Right of Entry
	3.3	Indemnification
	3.4	Hazardous Substances
	3.5	Repairs

ARTICLE 4		REPRESENTATIONS AND WARRANTIES OF SELLER;LIMITATION ON SELLER’S REPRESENTATIONS AND WARRANTIES

	4.1	Representations and Warranties
	4.2	Survival

ARTICLE 5		REPRESENTATIONS AND WARRANTIES OF PURCHASER

	5.1	Purchase Representations and Warranties
	5.2	Survival

ARTICLE 6		DAMAGE, DESTRUCTION AND CONDEMNATION

	6.1	Casualty
	6.2	Condemnation

ARTICLE 7		CLOSING DATE AND DELIVERY OF DOCUMENTS, ETC.

	7.1	Closing Date
	7.2	Deliveries by Seller

	7.3	Deliveries by Purchaser
	7.4	Conditions precedent, Survival

ARTICLE 8		CLOSING ADJUSTMENTS

	8.1	Adjustment Time
	8.2	Description of Items to be Adjusted
	8.3	Security Deposits

ARTICLE 9		DEFAULT; REMEDIES

	9.1	Defaults; Remedies

ARTICLE 10		MISCELLANEOUS

	10.1	Brokerage Commission and Finder’s Fee
	10.2	Notices
	10.3	Attorney’s Fees
	10.4	Assignment
	10.5	Maintenance of the Property
	10.6	Successors and Assigns
	10.7	Governing Law
	10.8	Incorporation of Prior Agreements
	10.9	Modification of Agreement
	10.10	Further Assurances
	10.11	No Recordation
	10.12	Interpretation
	10.13	Counterparts

EXHIBIT A		LEGAL DESCRIPTION OF PROPERTY
EXHIBIT B		PERMITTED ENCUMBRANCES
EXHIBIT C		SCHEDULE OF LEASES AND RENT ROLL (IF ANY)
EXHIBIT D		PERMITS AND APPROVALS FOR PROPERTY
EXHIBIT E		2006 BUDGET / 2005 FINANCIAL STATEMENTS
EXHIBIT F		ASSIGNMENT OF LEASES AND ASSUMPTION
EXHIBIT G		FIRPTA AFFIDAVIT

AGREEMENT OF SALE

AGREEMENT OF SALE (this “Agreement”), dated as of January 31, 2006, is between:

BIOJECT MEDICAL TECHNOLOGIES, INC., a Oregon corporation, having an address at 211 Somerville Road (Route 202 North), Bedminster, New Jersey 07921, (“Seller”), and

STICKEL INVESTMENTS, L.L.C., a New Jersey limited liability company, having a mailing address of P.O. Box 378, Oldwick, New Jersey 08858 (“Purchaser”).

PRELIMINARY STATEMENT

Seller is the owner of a tract of land lying in the Township of Bedminster, County of Somerset, State of New Jersey, Tax Map Block 33, Lot 12.02, 33,335 square feet, 0.765 acres, more particularly described on Exhibit A annexed hereto, together with all buildings, improvements and fixtures thereon (collectively the “Property”). The Property consists of a two-story building (Building C) containing approximately 5,000 square feet of office space located on Route 202 North, also known as 211 Somerville Road. The Property is a permitted use in the VN (Village- Neighborhood) Zone in Bedminster Township. The Property is subject to: A Declaration of Covenants, Easements and Restrictions for Bedminster Professional Center dated April 21, 2001, recorded April 25, 2001, in the Somerset County Clerk’s Office in Deed Book 2350, Pages 024-055, and a First Amendment to Declaration dated August 31, 2001, recorded on September 19, 2001, in the Somerset County Clerk’s Office in Deed Book 5040, Pages 3727-3728.

Seller desires to sell, convey, transfer and assign to Purchaser, and Purchaser desires to acquire from Seller, the Property, subject, nevertheless, to the contingencies set forth herein.

NOW, THEREFORE, for and in consideration of the premises, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

SALE OF PROPERTY; PURCHASE PRICE; PAYMENT TERMS; ESCROW

1.1           Sale of Property.  Seller agrees to sell, convey, transfer and assign to Purchaser, and Purchaser agrees to purchase and acquire from Seller, the Property upon the terms and conditions contained herein.

1.2           Price.  The purchase price for the Property is One Million One Hundred Twenty-Five Thousand ($1,125,000.00) Dollars (the “Price”).  The Seller has also given the Purchaser the option to purchase its furniture located within the Property.  If Purchaser elects to purchase the furniture then the Price shall be increased by Twenty-Five Thousand ($25,000.00) reflecting a total Price of One Million, One Hundred Fifty Thousand ($1,150,000.00) Dollars.

1.3           Payment Terms.  The Price shall be payable as follows:

(a)           upon execution of this Agreement by Purchaser, a sum equal to Fifty Thousand ($50,000.00) Dollars (the “Deposit”) shall be paid by Purchaser to Clemente, Mueller & Tobia, PA, Attorney Trust Account, 218 Ridgedale Avenue, PO Box 1296, Morristown, New Jersey 07962 (the “Escrow Agent”) by check (subject to collection) to be held pursuant to the provisions of Section 1.4 hereof; and

(b)           on the Closing Date, the balance of the Price (plus or minus any net closing adjustments for furniture or otherwise as provided herein), at Purchaser’s option by either (i) wire transfer of immediately available funds in the amount of One Million, One Hundred Thousand ($1,100,000.00) Dollars to an account designated by Seller or, (ii) by certified or official bank check (in immediately available funds) payable to the order of Seller in the amount of One Million, One Hundred Thousand ($1,100,000.00) Dollars; and

(c)           The obligation of Purchaser to purchase the Property is expressly contingent upon Purchaser receiving within 45 days of the date this Agreement of Sale is fully executed by both parties, a mortgage commitment from a lending institution in the State of New Jersey for Five Hundred Thousand ($500,000.00) Dollars at prevailing and customary terms and interest rates. If Purchaser has not satisfied this contingency, Purchaser may within 5 days of expiration of the 45-day contingency notify Seller in writing that Purchaser is terminating this Contract and the Deposit and any Additional Deposits will be returned by the Escrow Agent to Purchaser and the parties will have no further rights or obligations with respect to each other.

1.4           Escrow.

(a)           The Deposit shall be held in escrow in an interest bearing trust account by Escrow Agent until delivered as herein provided.  Purchaser agrees to provide the Escrow Agent with its Federal Tax Id number in order that the Escrow Agent may open the interest bearing sub-account.  Any interest earned on the Deposit shall be paid to whichever party is entitled thereto.  Such interest shall not be credited against the Price.  The Deposit shall be held and disbursed by Escrow Agent in the following manner:

(i)            to Seller at the closing upon consummation of the closing; or

(ii)           to Seller upon receipt of written demand therefor, stating Purchaser has defaulted in the performance of Purchaser’s obligations under this Agreement and the facts and circumstances underlying such default; provided, however, that Escrow Agent shall not honor such demand until at least five (5) days after it has sent a copy of such demand to Purchaser, nor thereafter if Escrow Agent shall have received written notice of objection from Purchaser in accordance with the provisions of clause (b) of this Section 1.4; or

(iii)          to Purchaser upon receipt of written demand therefor, stating that either (x) this Agreement has been terminated pursuant to a provision hereof and certifying the basis for such termination, or (y) Seller has defaulted in performance of Seller’s obligations under this Agreement and the facts and circumstances underlying such default or that Purchaser is otherwise entitled to the Deposit under the provisions of this Agreement; provided, however, that Escrow Agent shall not honor such demand until at least five (5) days after it has sent a copy of such demand to Seller, nor thereafter if Escrow Agent shall have received written notice of objection from Seller in accordance with the provisions of clause (b) of this Section 1.4.

(b)           Upon receipt of written demand for the Deposit by Purchaser or Seller pursuant to clause (ii) or (iii) of Section 1.4(a), Escrow Agent shall promptly send a copy thereof to the other party.  The other party shall have the right to object to the delivery of the Deposit by sending written notice of such objection to Escrow Agent within three business (3) days after Escrow Agent sends a copy of the written demand to the objecting party but not thereafter.  Such notice shall set forth the basis for objecting to the delivery of the Deposit.  Upon receipt of such notice, Escrow Agent shall promptly send a copy thereof to the party who made the written demand.

(c)           In the event of any disputes between the parties, Escrow Agent, at its option, may disregard all instructions received and may hold the Deposit until the dispute is mutually resolved and Escrow Agent is advised of this fact in writing by both Seller and Purchaser, or Escrow Agent is otherwise instructed by a final judgment of a court of competent jurisdiction.

(d)           In the event Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive conflicting instructions, claims or demands from the parties hereto, or instructions which conflict with any of the provisions of this Agreement, Escrow Agent shall be entitled (but not obligated) to refrain from taking any action other than to keep safely the Deposit until Escrow Agent shall be instructed otherwise in writing signed by both Seller and Purchaser, or by final judgment of a court of competent jurisdiction.

(e)           Escrow Agent may rely upon, and shall be protected in acting or refraining from acting upon, any written notice, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper party or parties, provided that any modification of this Agreement shall be signed by Escrow Agent, Purchaser and Seller.

(f)            Seller and Purchaser shall jointly and severally hold Escrow Agent harmless against any loss, damage, liability or expense incurred by Escrow Agent not caused by its willful misconduct or gross negligence, arising out of or in connection with its entering into this Agreement and the carrying out of its duties hereunder, including the costs and expenses of defending itself against any claim of liability or participating in any legal proceeding .  Escrow Agent may consult with counsel of its choice, and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel.

(g)           Escrow Agent may resign at will and be discharged from its duties or obligations hereunder by giving notice in writing of such resignation specifying a date when such resignation shall take effect; provided, however, that prior to such resignation a substitute escrow agent is approved in writing by Seller and Purchaser, which approval shall not be unreasonably withheld or delayed.  After such resignation, Escrow Agent shall have no further duties or liability hereunder.

(h)           Purchaser and Seller, together, shall have the right to terminate the appointment of Escrow Agent hereunder by giving to it notice of such termination, specifying the date upon which such termination shall take effect and designating a replacement escrow agent, who shall sign a counterpart of this Agreement.  Upon demand of such successor escrow agent, the Deposit shall be turned over and delivered to such successor escrow agent, who shall thereupon be bound by all of the provisions hereof.

(i)            Seller and Purchaser shall be jointly and severally responsible for the reimbursement to Escrow Agent of all expenses, disbursements and advances (including reasonable attorney’s fees) incurred or made by Escrow Agent in connection with the carrying out of its duties hereunder.

(j)            Escrow Agent’s agreements and obligations hereunder shall terminate and Escrow Agent shall be discharged from further duties and obligations hereunder upon final payment of the Deposit in accordance with the terms of this Agreement.

1.5           Federal Tax Identification Number.  Purchaser represents that its federal tax identification number is                     . Seller agrees that its tax identification number of                      shall be used by the Escrow Agent when the escrow account is opened. In the event the interest on the Deposit is paid to Purchaser, the Escrow Agent is authorized and directed to file a revised Form 1099 identifying Purchaser as the recipient thereof.  [Federal Tax Id numbers to be inserted prior to execution]

1.6           Continued Representation of Seller.  Notwithstanding that Escrow Agent is acting as an escrow agent for the Deposit, and, further, notwithstanding any subsequent dispute which arises between the parties related to this Agreement or otherwise, Purchaser agrees that Escrow Agent may continue to represent Seller as legal counsel in connection with this Agreement and the transactions contemplated hereby with respect to any dispute or litigation concerning the same.

ARTICLE 2

TITLE TO PROPERTY; DEFECTS

2.1           Title to Land and Improvements.  Title to the Property shall be good, marketable and insurable at regular rates by a reputable title insurance company selected by Purchaser doing business in the State of New Jersey (the “Title Insurer”), subject only to the exceptions set forth on Exhibit B annexed hereto (the “Permitted Exceptions”).

2.2           Right to Pay Off Monetary Encumbrances.  Seller shall have the right to pay off any monetary encumbrances against the Property on the Closing Date out of the Price provided recordable instruments of release and discharge of such encumbrances in form and substance reasonably satisfactory to Purchaser’s counsel are thereafter delivered to Purchaser.

2.3           Title Defects.  Purchaser shall furnish to Seller within thirty (30) calendar days of the date hereof a copy of Purchaser’s title report from the Title Insurer for the Property and Uniform Commercial Code searches, together with a statement specifying any defects in title which are not Permitted Exceptions (“Purchaser’s Statement”). Seller shall notify Purchaser in writing within five (5) business days after receipt of Purchaser’s Statement whether Seller will remove such defects. Purchaser agrees that Seller shall have no obligation to remove such defects or to incur any cost or expense in connection therewith, except defects which are created by Seller after the date hereof.  If Seller does not agree to remove any such defects, Purchaser shall have the right, upon notice to Seller and the Escrow Agent, either to (a) waive the defect and close title without abatement or reduction of the Price, or (b) terminate this Agreement and obtain a refund of the Deposit, whereupon, except as provided herein, this Agreement shall be null and void.

ARTICLE 3

TERMINATION; RIGHT OF ENTRY, ETC.

3.1           Due Diligence. Purchaser shall have the right to terminate this Agreement upon notice to Seller and the Escrow Agent given prior to the expiration of fifteen (15) calendar days from the date that Purchaser receives an Agreement of Sale executed by both Parties hereto (the “Due Diligence Expiration Date”) if Purchaser is not satisfied for any reason with its investigation and analysis of the Property, which investigation and analysis shall include current laws and ordinances affecting the Property; availability of utilities, including sewer and/or septic; approvals for the Property; the environmental, physical and structural condition of the Property; the condition of the heating, ventilation, electrical, plumbing and air-conditioning systems; an environmental investigation of the Property; and an analysis of the marketability, financial feasibility, and the leases, if any, and the income and expenses related to the Property.  In the event Purchaser terminates this Agreement pursuant to this Section 3.1, the Deposit shall be refunded to Purchaser, whereupon, except as provided herein, neither party shall have any further liability to the other hereunder.  Seller shall, within five business (5) days of execution of this Agreement of Sale furnish to Purchaser: (i) all environmental reports for the Property in Seller’s possession, custody or control; (ii) all insurance policies with premium amounts for the Property; (iii) certification as to all (if any) tenant security deposits and amounts; (iv) all surveys for the Property in Seller’s possession; (v) a list of all contractors and personnel performing maintenance services for the Property with nature of services, amount charged Seller, telephone and address; (vi) a list of all utilities servicing the Property with address, account number and copy of most recent invoice; (vii) all leases (if any) for the Property; and (viii) all documents concerning the Bedminster Professional Center Association, Inc., in Seller’s possession including budgets, by-laws, minutes, financial statements, common area charges and notices from January 1, 2005, to present, including any violation notices.  The failure of Purchaser to terminate this Agreement on or prior to the Due Diligence Expiration Date shall conclusively be deemed a waiver of the Purchasers right to terminate this Agreement pursuant thereto and the Deposit shall become non-refundable.

3.2           Right of Entry.  Subject to the rights of tenants, Purchaser, its agents, employees and consultants, shall have the right to reasonably enter the Property prior to the Due Diligence Expiration Date for the purpose of conducting a survey and for the purpose of making any inspections required by Purchaser to satisfy the due diligence described in Section 3.1, provided reasonable prior telephonic notice of such entry is furnished to Seller and such entry is made during normal business hours accompanied by a representative of Seller.

3.3           Indemnification.  Purchaser hereby agrees to indemnify, and shall pay, protect and hold Seller harmless from and against all liabilities, losses, claims, demands, costs, expenses (including attorney’s fees and expenses) and judgments of any nature arising or alleged to arise, from or in connection with any injury to, or death of, any person or loss or damage to property in connection with the right of entry permitted under Section 3.2.  The provisions of this Section 3.3 shall survive the closing and any termination of this Agreement.

3.4           Hazardous Substances.  Hazardous Substance means any substance, chemical or waste that is listed as hazardous, toxic, a pollutant or dangerous under any applicable federal, state, county or local statute, rule, regulation, ordinance or order.  In the event that prior to the Closing Date there is a spill, discharge, release, deposit or emplacement of any Hazardous Substance on the Property or the Improvements which results in contamination of the Property or the Improvements beyond permitted governmental tolerances, provided such condition was not caused by Purchaser, its agents, servants or contractors, Seller shall perform all remedial activity, including the removal of any underground oil or fuel tanks and piping, installation of monitoring equipment necessary to remediate any such Hazardous Substance and, if necessary, the closing shall be adjourned for a reasonable period to permit Seller to complete such activities, provided, that if the aggregate cost of such remediation exceeds $30,000, either party shall have the right to terminate this Agreement upon notice to the other; provided further, that Seller may not terminate this Agreement if Purchaser agrees to pay the excess of such remediation costs over the sum specified above.  In the event Purchaser, its agents, servants or contractors, causes the spill, discharge, release, deposit or emplacement of any Hazardous Substance on the Property or the Improvements, Purchaser shall not have the right to terminate this Agreement.  In such event, Purchaser shall perform all remedial activity at its sole cost and expense, and there shall be no adjournment of the Closing Date.  In the event this Agreement is terminated by either party pursuant to this Section 3.4, the Deposit shall be refunded to Purchaser, whereupon this Agreement and all rights and obligations of the parties hereunder shall be null and void.

ARTICLE 4

SELLER’S REPRESENTATIONS AND WARRANTIES; LIMITATIONS

4.1           Representations and Warranties of Seller.  As an inducement to Purchaser to enter into this Agreement, and knowing that such representations and warranties are material to this transaction and that Purchaser is relying thereon, Seller represents and warrants to Purchaser that:

(a)           Seller has the power and authority to consummate the transactions herein contemplated;

(b)           the execution and delivery of this Agreement and the performance by Seller of its obligations hereunder, will not violate or constitute a default under (i) the terms or provisions of any agreement, document or other instrument to which Seller is a party or by which Seller or the Property or any portion thereof is bound or (ii) any provision of law, statute, rule or regulation to which Seller is subject or any judgment, order, writ, injunction or decree of any court applicable to Seller or the Property or any portion thereof;

(c)           the execution, delivery and performance of the Agreement and all other documents, instruments and agreements to be executed and delivered by Seller pursuant to this Agreement have been duly authorized by all necessary and appropriate action;

(d)           this Agreement is the legal, valid and binding obligation of Seller, enforceable in accordance with its terms;

(e)           to the best of Seller’s knowledge, except for the existence of any requirement that a certificate of occupancy, continuing certificate of occupancy, fire code certificate or similar permit or approval be obtained as a condition to the conveyance of the Property or any portion thereof, no consent, authorization, license, permit, registration or approval of, or exemption or other action by, any governmental or public body, commission or authority is required in connection with the execution, delivery and performance by Seller of this Agreement;

(f)            Seller is the owner of the Property;

(g)           there is no pending or, to the best of the Seller’s knowledge, threatened condemnation proceeding with respect to the Property;

(h)           to the best of Seller’s knowledge, there is presently no pending or threatened claim, suit, action or other proceeding against Seller or involving in any way the Property;

(i)            Seller is not a “foreign person” under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) and upon consummation of the transaction contemplated hereby, Purchaser will not be required to withhold any tax;

(j)            no person or entity has any right or option to purchase or acquire the Property or any portion thereof, recorded or unrecorded;

(k)           Seller is not a party to any management agreement affecting the Property, with the exception of any agreements or management provided by the Bedminster Professional Center Association;

(l)            there are no leases or tenancies, written or oral, affecting or relating to the Property except for those set forth on Exhibit C;

(m)          to the best of Seller’s knowledge, there are no liens asserted against Seller with respect to the Property or any portion thereof by any contractor, subcontractor, vendor, laborer, consultant or other party for any work performed or materials or services furnished at the request of Seller;

(n)           attached hereto as Exhibit D is a true and complete list of all permits and approvals issued to Seller with respect to the Property; to the best of Seller’s knowledge, such permits and approvals are all of the permits and approvals necessary to own and operate the Property for its present uses; such permits and approvals have been duly and validly obtained, are in full force and effect; and there is no proceeding pending, or to the best of Seller’s knowledge, threatened to cancel, terminate, modify or revoke any such permits and approvals and to the best of Seller’s knowledge, except for lapse if not renewed upon an expiration, no event has occurred or condition exists which could result in the forfeiture, revocation, invalidation or termination thereof;

(o)           Seller has not received any notice which remains uncured from any governmental authority having jurisdiction over the Property stating that the Property or the operation or use thereof violates any applicable Legal Requirement, and to the best of Seller’s knowledge there is no existing condition which violates applicable Legal Requirements;

(p)           Seller has not received notice of, and to the best of Seller’s knowledge, there is no unfulfilled requirements or recommendations of any insurance company, any inspection or rating bureau or any board of fire underwriters concerning the Property or the operation, occupancy or condition thereof;

(q)           there is in full force and effect with              casualty insurance in the amount of $           and liability insurance in single limit amount of not less than $           with respect to the Property; [DRAFTING NOTE:  Seller is determining what these numbers are and will provide them in the execution version.]

(r)            Seller has not received any notice (which has not been paid, settled or otherwise discharged) from any federal, state or local taxing authority stating that any tax deficiency, lien or penalty exists with respect to the Property and to the best of Seller’s knowledge, there is no pending audit or inquiry from any federal, state or local authority relating to the Property or Seller which may be reasonably expected to result in a tax deficiency, lien or penalty against Seller or the Property;

(s)           to the best of Seller’s knowledge (i) there have been and currently are no Hazardous Substances, on, in or beneath the Property in excess of permitted governmental tolerances, (ii) no landfill has ever been operated on the Property, (iii) no portion of the Property has been used to refine, produce, store, handle, transfer, process or transport any Hazardous Substances, there are no underground storage tanks on the

Property, and to the best of Seller’s knowledge, no underground storage tanks have been removed from the Property;

(t)            no petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other action under federal or state bankruptcy or insolvency laws is pending against Seller;

(u)           Attached hereto as Exhibit E is the 2006 Budget for the Association and the 2005 Financial Statements for the Association.

4.2           Limitation on Seller’s Representations, Warranties.  Purchaser acknowledges and agrees that, except as expressly set forth in this Agreement, neither Seller nor any agent or representative of Seller has made, and Seller is not liable or responsible for or bound in any manner by, any express or implied representations or warranties pertaining to the Property or any part thereof.  Purchaser acknowledges and agrees that as of the Closing Date it will have had such access to the Property and to information and data (including an analysis of leases and income and expenses) relating thereto as Purchaser has considered necessary for the purposes of this transaction.  Purchaser acknowledges and agrees that it is purchasing the Property and the furniture if it so elects “As Is” at the date hereof, wear and tear and depletion and casualty between such date and the Closing Date excepted.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PURCHASER

5.1           Purchaser Representations and Warranties.  As an inducement to Seller to enter into this Agreement, Purchaser represents and warrants that:

(a)           the execution and delivery hereof and the performance by Purchaser or its assignee of its obligations hereunder will not violate or constitute an event of default under the terms or provisions of any agreement, document or other instrument to which Purchaser is a party or by which it is bound;

(b)           the execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated herein will not violate any provisions of any legal requirement to which Purchaser is subject, or violate any judgment, order, writ, injunction or decree of any court applicable to Purchaser; and

(c)           no consent, authorization, license, permit registration or approval of, or exemption or other action by any governmental or public body, commission or authority is required in connection with the execution and delivery by Purchaser of this Agreement.

5.2           Survival.  The representations, warranties and covenants set forth in Section  5.1 shall not survive the closing.

ARTICLE 6

DAMAGE, DESTRUCTION AND CONDEMNATION

6.1           Casualty.  The risk of loss or damage to the Property by fire or other casualty before the delivery of the deed hereunder is assumed by Seller.  In the event of any damage to or destruction of the Property due to fire or any other cause or hazard, Seller shall promptly give notice thereof to Purchaser describing such damage and the estimated cost of restoring the Property to the condition that existed prior to such occurrence (“Restoration”).  If the estimated cost of Restoration is less than $30,000, this Agreement shall remain in full force and effect, Purchaser shall close title on the Closing Date and shall pay the entire Price in an amount equal to the estimated cost of Restoration.  If the estimated cost of Restoration exceeds $30,000, Purchaser may, upon notice to Seller and the Escrow Agent, given within ten (10) days after receipt of Seller’s notice, elect to either (i) terminate this Agreement, whereupon the Deposit shall be refunded to Purchaser and, except as provided herein, neither party shall have any further rights hereunder, or (ii) close title on the Closing Date and pay the entire Price, but Purchaser shall be entitled to a credit against the Price for the amount of any insurance proceeds actually received by Seller on account of such damage.  If the insurance proceeds have not been paid to Seller on the Closing Date, Seller shall then assign such proceeds to Purchaser, and Purchaser shall pay the entire Price without deduction or credit.

6.2           Condemnation.  In the event any proceedings or negotiations are instituted which do or may result in a taking by condemnation or eminent domain of the Property or any portion thereof, Seller shall promptly notify Purchaser thereof, describing the nature and extent thereof.  In the event of such condemnation or eminent domain proceedings, Purchaser shall have the right on notice to Seller and the Escrow Agent to terminate this Agreement, whereupon the Deposit shall be refunded to Purchaser and except as expressly provided herein, neither party shall have and further rights hereunder.  If this Agreement is not so terminated, Purchaser shall close title on the Closing Date and shall pay the entire Price, but Purchaser shall be entitled to a credit against the Price for the amount of any condemnation award received by Seller on account of such proceedings.  If the award has not been paid to Seller on the Closing Date, Seller shall then assign to Purchaser all of Seller’s right, title and interest in and to all awards payable by reason thereof.

ARTICLE 7

CLOSING DATE AND DELIVERY OF DOCUMENTS, ETC.

7.1           Closing Date.  The closing of the transaction contemplated hereby shall be conducted on the later of March 31, 2006, or the first business day occurring twenty (20) calendar days after the satisfaction by Purchaser of the contingencies herein but no earlier than March 1, 2006 at 10:00 a.m. local time (the “Closing Date”) at the offices of the attorney for Purchaser specified above or at such other time and place as the parties shall mutually agree. The parties agree that in the event title does not close on such date, either party shall have the right to make time of the essence upon fourteen (14) days written notice to the other party. Upon closing of this transaction, Purchaser shall have the right to enjoy the rents, income and profits therefrom.

7.2           Deliveries by Seller.  On the Closing Date, Seller shall deliver to Purchaser the following documents:

(a)           duly executed Deed of Bargain and Sale with Covenant against Grantor’s Acts for the Property in proper statutory form for recordation;

(b)           if any leases exist, duly executed Assignment of Leases and Assumption in proper statutory form for recordation in form annexed hereto as Exhibit F;

(c)           a letter of non-applicability from the New Jersey Department of Environmental Protection confirming that the transaction contemplated by this Agreement is not subject to the provisions of the Industrial Site Remediation Act;

(d)           duly executed Affidavit of Title in usual form;

(e)           duly executed FIRPTA Affidavit of Seller in form of Exhibit G annexed hereto;

(f)            notice to each of the tenants, if any, advising that title to the Property has been conveyed to Purchaser and directing the tenants to pay all rent and additional rent to Purchaser or its designee; and

(g)           such other documents and instruments as Purchaser or its title insurer may reasonable request to perfect title to any of the Property in Purchaser, provided no provision thereof increases Seller’s obligations hereunder.

7.3           Deliveries by Purchaser.  On the Closing Date, Purchaser shall pay to Seller the balance of the Price in accordance with Section 1.3 (c).

7.4           Condition Precedent; Survival. The truth, accuracy and completeness in all material respects of each of the representations and warranties of Seller as of the Closing Date shall constitute a condition precedent to the obligations of Purchaser hereunder.  Each such representation and warranty shall survive the closing for a period of one (1) year (the “Survival Period”); provided, however, that (a) if prior to the closing Purchaser obtains actual knowledge of any facts which are inconsistent with any such representation or warranty, such representation or warranty shall not survive the closing and Purchaser shall not be entitled to make any claim thereunder and (b) any specific claim set forth in any written notice of an action with respect to any misrepresentation delivered to Seller prior to the expiration of the Survival Period shall survive the expiration of the Survival Period.

ARTICLE 8

CLOSING ADJUSTMENTS

8.1           Adjustment Time.  All apportionments and adjustments shall be made as of 12:00 midnight on the day immediately preceding the Closing Date (all such apportionments and adjustments being herein called the “Closing Adjustment”).

8.2           Description of Items to be Adjusted.  The following apportionments and adjustments shall be made:

(a)           The amount of the real estate transfer tax payable in connection with the conveyance of the Property shall be deducted from the Price and shall be paid by Seller directly to the taxing authority upon recording of the deed.

(b)           Real estate taxes, septic and sewer charges based on the calendar year assessed.

(c)           Charges for electric, natural gas and water shall not be adjusted.  Seller shall cause the meters for such utilities to be read within two (2) days prior to the closing and shall pay for such utilities based upon such readings.

(d)           If there are any assessments against the Property on Closing Date, Seller shall pay same if the work giving rise to the assessment was completed prior to the date of this Agreement, but if the work giving rise to the assessment was or is to be completed subsequent to the date of this Agreement, such assessment shall be paid by Purchaser.

(e)           Rents and additional rents under the Leases to the extent same have been collected.  Seller shall be entitled to all such rents and other income allocable to the period prior to the closing, and Purchaser shall be entitled to all such rents and other income allocable to the period from and after the closing.  Rents and other income collected subsequent to the closing shall first be applied to current rents, and then to past rents.  Purchaser shall remit to Seller promptly any rents or other income allocable to any period prior to the closing.

(f)            All security deposits held by Seller shall be transferred to Purchaser.

8.3           Security Deposits.  Seller shall assign and transfer to Purchaser at the closing all security deposits (if any) held by Seller in connection with the tenancies.

ARTICLE 9

DEFAULT; REMEDIES

9.1           Defaults; Remedies.  In the event this transaction does not close solely as a consequence of the default of Purchaser, Seller shall retain the Deposit as liquidated damages.  The parties agree that Seller’s damages would be extremely difficult or impossible to determine if Purchaser defaults, and that the Deposit is the best estimate of the damages Seller would suffer.  Purchaser acknowledges that such remedy represents damages and not a penalty.  In the event this transaction does not close solely as a consequence of a default by Seller, Purchaser may, at its option, (a) terminate this Agreement and obtain a refund of the Deposit or (b) specifically enforce its rights under this Agreement.  Purchaser acknowledges and agrees that the foregoing remedies shall be its sole and exclusive remedies in the event of a breach by Seller.  Under no circumstances shall Purchaser be entitled to any damages, costs or expenses (including, but not limited to, consequential damages) in the event of a default by Seller.

ARTICLE 10

MISCELLANEOUS

10.1         Brokerage Commission and Finder’s Fee.  The parties acknowledge that they have dealt with each other and not through any real estate broker, investment banker, person, firm or entity who would be reason of such dealings be able to claim a real estate brokerage, business opportunity brokerage or finder’s fee as the procuring cause of this transaction, except Equis Corporation, 517 Route 1 South, Suite 3102, Iselin, New Jersey 08830, and Wiechert Commercial Brokerage, 225 Littleton Road, Morris Plains, New Jersey 07950 (collectively the “Brokers”) a five (5%) percent commission split equally between the Brokers.  Seller will pay the Broker’s real estate commission.  Each of the parties agrees to indemnify the other and hold the other harmless of and from any and all loss, cost, damage, injury or expense arising out of, or in any way related to, assertions, by any other person, firm or entity, of a claim to real estate brokerage, business opportunity brokerage or finder’s fee based on alleged contacts between the claiming party and the indemnifying party which have resulted in allegedly providing the claiming party the right to claim such commission or finder’s fee.  Seller agrees to pay the Broker a commission if, as and when title closes pursuant to a separate agreement.  The provisions of this Section 10.1 shall survive the closing of title.

10.2         Notices.  All notices or other communications required or permitted to be given hereunder shall be given in writing and delivered either by (a) certified mail, postage prepaid, (b) a reputable messenger service or a nationally recognized priority delivery service such as Federal Express, or (c) facsimile or other telecopy transmission (followed by a hard copy sent as provided in clause (b) above), addressed as follows:

To Seller:	Bioject Medical Technologies, Inc.

Attn:     John P. Gandolfo, Chief Financial Officer

211 Somerville Road, Route 202 North

Bedminster, New Jersey 07921

With a copy to:	Richard A. Walsh, Esq.
Clemente, Mueller & Tobia, P.A.

218 Ridgedale Avenue

PO Box 1296

Morristown, New Jersey 07962

To Purchaser:	Mr. Michael Stickel
Stickel Investments, L.L.C.
P.O. Box 378
Oldwick, New Jersey 08858

With a copy to:	John P. Belardo, Esq.
DiFrancesco, Bateman, Coley, Yospin,
Kunzman, Davis & Lehrer, P.C.
15 Mountain Boulevard
Warren, New Jersey 07059

The foregoing addresses may be changed or supplemented by written notice given as above provided.  Any such notice sent by mail shall be deemed to have been received by the addressee on the third business day after posting in the United States mail, or, if transmitted by messenger or a priority delivery service, on the first business day after transmittal, or, if transmitted by facsimile, upon receipt, provided receipt occurs before 5:00 p.m. on a business day in the jurisdiction of the recipient. Counsel for a party may give notice to the other party with the same effect as if given by a party.

10.3         Attorney’s Fees.  In the event any action or proceeding is commenced to obtain a declaration of rights hereunder, to enforce any provision hereof, or to seek rescission of this Agreement for default contemplated herein, whether legal or equitable, the prevailing party in such action shall be entitled to recover its reasonable attorney’s fees in addition to all other relief to which it may be entitled therein. All indemnities provided for herein shall include, but without limitation, the obligation to pay costs of defense in the form of court costs and attorney’s fees.

10.4         Assignment.  Purchaser may assign its interest under this Agreement to any person or entity without prior written consent of Seller, provided that no such assignment shall be effective unless Seller is furnished with a copy of such assignment not less than five (5) days prior to the Closing Date and the assignee expressly assumes all of Purchaser’s obligations hereunder.  Upon such assignment Purchaser shall be relieved of any individual liability hereunder and Purchaser shall not remain liable as a principal or as a surety.  In the event of such assignment, the representations and warranties set forth in Section 5.1 shall be modified to reflect the type of entity which is the assignee.

10.5         Maintenance of the Property; No New Leases or Modification of Existing Leases.  Until the Closing Date, Seller agrees to continue to maintain the Property substantially in its condition as of the date hereof, subject to normal wear and tear and to casualty.  Seller will not enter into any new leases for space in the Property and will not modify, amend or terminate any of the Leases or grant any rental concessions thereunder without the prior written consent of Purchaser, except that Seller shall have the right to terminate any lease for default.

10.6         Successors and Assigns.  Subject to the provisions of Section 10.4, the terms covenants and conditions herein contained shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto.

10.7         Governing Law.  This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New Jersey.

10.8         Incorporation of Prior Agreements.  This Agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof, and no prior or other written or oral agreement or undertaking pertaining to any such matter shall be effective for any purpose.

10.9         Modification of Agreement.  This Agreement may not be amended or modified, nor may any obligation hereunder be waived orally, and no such amendment, modification or waiver shall be effective for any purpose unless it is in writing, signed by the party against whom enforcement thereof is sought.

10.10       Further Assurances.  After the Closing Date Seller shall execute, acknowledge and deliver, for no further consideration, all such assignments, transfers, consents and other documents as Purchaser may reasonably request to vest title in Purchaser.

10.11       No Recordation.  Neither this Agreement nor any memorandum thereof shall be recorded by Purchaser and any such recording or attempt to record shall be deemed to be a material breach hereof by Purchaser.  To the extent any such filing is made in violation of this provision, Purchaser shall indemnify and hold Seller harmless from and against any damages incurred by Seller in connection therewith.

10.12       Interpretation.  This Agreement shall be construed reasonably to carry out its intent without presumption against or in favor of either party.  If any provision hereof shall be declared invalid by any court or in any administrative proceedings, then the provisions of this Agreement shall be construed in such manner so as to preserve the validity hereof and the substance of the transaction herein contemplated to the extent possible.  The captions and paragraph headings are provided for purposes of convenience of reference only and are not intended to limit, define the scope of, or aid in interpretation of any of the provisions hereof.

10.13       Counterparts.  This Agreement may be executed and delivered in several counterparts, each of which, when so executed and delivered shall constitute an original, fully enforceable counterpart for all purposes.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

ATTEST:	BIOJECT MEDICAL TECHNOLOGIES, INC.

/s/Maria McManus	By:	/s/ John P. Gandolfo
Name: John P. Gandolfo
Title: CFO
Dated: January 31, 2006

ATTEST:	STICKEL INVESTMENTS, LLC

/s/John P. Belardo	By:	/s/Michael Stickel
Name: Michael Stickel
Title: Managing Member
Dated: January 27, 2006

ACCEPTANCE OF ESCROW

Clemente, Mueller & Tobia, P.A. hereby agrees to act as Escrow Agent pursuant to the provisions of this Agreement.

Clemente, Mueller & Tobia, P.A.

By: Richard A. Walsh, Esq.